Exhibit 10.7

CORPORATE CONSULTING SERVICES AGREEMENT

This Corporate Consulting Services Agreement (the “Agreement”) is made and entered into as of the last date set forth on the signature page hereof (the “Effective Date”), by and between AOS Holdings, LLC (the “Consultant”), a Indiana corporation whose address is 4310 Guion Road, Indianapolis IN. 46254 NextTrip, Inc. (NASDAQ: NTRP) (“the “Company” or “NTRP”), a Nevada corporation whose address is 3900 Paseo Del Sol, Sante Fe, New Mexico 87507, with respect to the following:

WHEREAS, the Consultant has the training, experience and a network of relationships with emerging microcap to small-cap public company businesses and in certain areas strategic to the Company as it seeks to grow its business and market capitalization from its currently undervalued status, and is qualified to render services to the Company described in further detail herein;

WHEREAS, the Company desires to enter into this Agreement and to engage the Consultant as an independent contractor, on the terms and conditions set forth herein;

WHEREAS, the Consultant will only use Company approved materials for the dissemination of any Company information to the public.

NOW, THEREFORE, in consideration of the premises and the mutual agreements made herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

1.	Engagement.

1.1.	The Company hereby engages Consultant, and Consultant hereby accepts engagement with the Company, on a non-exclusive basis, in accordance with and subject to the terms and conditions set forth herein.

1.2.	The Consultant shall provide the services set forth on Schedule 1 hereto (the “Services”). The Consultant shall perform the Services in a diligent and professional manner in accordance with the Company’s reasonable instructions.

1.3.	The Consultant acknowledges and agrees that Consultant is an independent contractor and has no authority to bind, or make commitments on behalf of the Company and the Consultant shall not make any representations to any third party to the contrary. The Company shall not control or direct the manner or means by which Consultant performs the Services, including but not limited to the time and place the Services are performed.

1.4.	The Company shall provide Consultant with access to its materials, information, and systems to the extent necessary for the performance of the Services. Consultant shall furnish, at its own expense, the materials, equipment, and other resources necessary to perform the Services.

1.5.	Consultant shall comply with all rules and procedures communicated to Consultant in writing by the Company, including those related to safety, security, and confidentiality.

1.6.	The Consultant’s engagement and services shall be rendered on a non-exclusive basis. The Consultant may accept other promotional engagements and promote other products and services, so long as (a) the provision of such services or promotion of such products does not conflict with the performance of Consultant’s Services under this Agreement and (b) such products and services are not in competition with the Company’s products and services.

2.	Compensation. As compensation for providing the services, the Company agrees to issue to the Consultant 60,000 Preferred Series N restricted stock, deemed fully earned upon execution of this Agreement and 375,000 cashless warrants exercisable at $6.00 for a 5-year period from the date of this contract. The Company hereby agrees to furnish any documentation necessary for the Consultant to deposit the shares of Company common stock with a FINRA registered broker/dealer once any applicable holding period has elapsed.

3.	Term and Termination. The term of this Agreement shall be for twenty-four (24) months commencing on the date hereof, and shall not renew absent mutual written agreement. Each of the parties may terminate this Agreement at any time upon thirty (30) days’ advance written notice to the other party.

4.	Expenses. Each of the parties hereto shall be solely responsible for any and all of its own and costs and expenses related to the negotiation and preparation of this Agreement. It is agreed and acknowledged by the Company that the Consultant may incur reasonable out of pocket costs and expenses in connection with the provision of services to the Company hereunder. The Company hereby agrees to advance such costs or expenses or to repay any such costs or expenses incurred by Consultant within fifteen days of Consultant presenting an invoice for such expenses, as long as such expenses are approved by the Company in advance.

5.	Standard of Service. The Consultant agrees to use Consultant’s best efforts to perform the Services in a timely and professional manner. The Consultant will devote such time, attention and skill as may be reasonably necessary to carry out the Services and perform the Services in compliance with the policies of the Company and any and all applicable laws, rules and regulations. Nothing herein shall be construed as an undertaking of exclusive Services by the Consultant solely on behalf of the Company. The Company acknowledges and agrees that the Consultant, subject to the non-competition covenants contained in this Agreement, may engage in other endeavors with other clients during the term of this Agreement. The Consultant shall allocate such time and resources to matters pertaining to the Services as are reasonably necessary to render the Services. No representations or warranties of any nature or kind are expressed, intended or implied herein by the Consultant or any of its principals or officers with respect to actual outcomes of any of the Services.

6.	Confidentiality.

6.1.	Except as otherwise specifically authorized in writing by the Chief Executive Officer or Chief Financial Officer of the Company with respect to the performance of the Services, the Consultant hereto shall maintain the confidentiality of any and all Company matters and shall not disclose to any third party or use confidential information relating to the Company or its business, including without limitation, information related to any and all corporate matters, operations, plans, business strategies, negotiations, results of operations, budgets, forecasts, other financial information, legal matters, regulatory matters, intellectual property of any and all nature or kind, trade secrets, know-how, computer programs, mathematical formulae, theories, techniques, procedures, processes, strategies, methods, systems, designs, product and service information, the identity of, and all information concerning, financiers, partners, joint-ventures, alliances, affiliates, customers, suppliers, service providers, consultants, advisers, development models and information, methods and sources, marketing and sales information, and all information received from others that the Company is obligated to treat as confidential or proprietary (collectively, the “Confidential Information”).

6.2.	This obligation of confidentiality does not extend to information that is or becomes known to the public through no fault of the Consultant, or that is obtained by the Consultant from a third party having the right to disclose such information, or that the Consultant can demonstrate was developed independently by the Consultant prior to the date of access to such Confidential Information. The parties shall treat the terms of this Agreement as Confidential Information and shall not publicly disclose its terms, except that the parties may disclose that the parties have entered into the Agreement as well as the terms of the Agreement to the extent required by applicable laws, including federal securities laws. Notwithstanding the foregoing, the Consultant may disclose the terms and conditions of this Agreement to its accountants, attorneys and other providers, provided that such persons are subject to obligations of confidentiality at least as restrictive as those provided herein.

6.3.	This obligation of confidentiality does not extend to information related to the Company’s business, products and services that is generally disclosed to third parties by the Company without restriction on such third parties.

6.4.	The obligation of Consultant to maintain the confidentiality of the Confidential Information shall be satisfied if Consultant exercises the same degree of care with respect to such Confidential Information as it would take to preserve the confidentiality of its own personal information, but in no event less than a reasonable degree of care.

6.5.	Following the expiration or termination of this Agreement, the Consultant shall not retain, and will deliver promptly to the Company, all Confidential Information in the Consultant’s possession or under Consultant’s control.

6.6.	The covenants and agreements with respect to confidentiality and protection of Confidential Information as set forth in this Section 6 shall survive any termination of this Agreement.

7.	Non-Disparagement. Consultant agrees that Consultant shall not, directly or indirectly, during the Term or at any time thereafter, make any disparaging or derogatory statement regarding the Company or its officers, directors, employees, members or affiliates to any third party; provided, however, that nothing contained herein shall limit the ability of the Consultant to communicate privately with Consultant’s attorneys, accountants and other advisors or preclude the Consultant from responding in an open and truthful manner in response to any inquiry from a court or other governmental authority.

8.	Compliance with Law and Company Procedures. Consultant shall comply with all applicable laws, rules and governmental regulations (including, without limitation, those under any state and federal securities laws) as well as all internal rules, regulations and procedures established by the Company and its affiliates from time to time applicable to employees of the Company. Consultant shall not take any action or cause the Company to take any action that causes the Company to suffer disqualification as that term is defined under Rule 506(d) of Regulation D promulgated under the Securities Act of 1933.

9.	Indemnification. The Consultant agrees, except in cases of willful misconduct or gross negligence on the part of the Company, to defend, indemnify and hold harmless the Company and its affiliates and their officers, directors, employees, agents, successors and permitted assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind (including reasonable attorneys’ fees) arising out of or resulting from: (i) the taxes and related obligations of the Consultant pertaining to the compensation under this Agreement; (ii) bodily injury, death of any person or damage to real or tangible, personal property resulting from the Consultant’s gross negligence or willful misconduct; (iii) any act or failure to act involving fraud, material, knowing or intentional misrepresentation, theft, misappropriation, embezzlement, dishonesty or moral turpitude; or (iv) a material breach by Consultant of any of the terms of the Agreement.

10.	Miscellaneous.

10.1.	Paragraph Headings. Headings contained herein are for convenient reference only. They are not a part of this Agreement and are not to affect in any way the substance or interpretation of this Agreement.

10.2.	Independent Contractor. The Consultant is an independent contractor of the Company, and nothing in this Agreement, or in the course of dealing between the Consultant and the Company shall be deemed to create between the Consultant, on the one hand, and the Company, on the other hand, a partnership, joint venture, association, franchise, employer or employee relationship, or any relationship other than that of independent contractor. Nothing herein shall create any covenant or promise to employ Consultant in any employee capacity of the Company at any time for any reason.

10.3.	Survival of Provisions. In case any one or more of the provisions or any portion of any provision set forth in this Agreement should be found to be invalid, illegal or unenforceable in any respect, such provision(s) or portion(s) thereof shall be modified or deleted in such manner as to afford the parties the fullest protection commensurate with making this Agreement, as modified, legal and enforceable under applicable laws. The validity, legality and enforceability of any such provisions shall not in any way be affected or impaired thereby and such remaining provisions shall be construed as severable and independent thereof.

10.4.	Entire Agreement. This Agreement and all Schedules and Exhibits attached hereto, constitute the sole and entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous understandings, agreements, both written and oral, with respect to the subject matter hereof.

10.5.	Successors and Assigns. Since the Consultant’s Services are personal and unique in nature, the Consultant may not transfer, sell or otherwise assign its rights, obligations or benefits under this Agreement or engage any sub-contractors without the Company’s prior written consent. Subject to the foregoing, this Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective, successors and permitted assigns.

10.6.	Governing Law; Interpretation. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Nevada, without regard to the principles thereof regarding conflict of laws that would defer to or result in the application of the substantive laws of another jurisdiction. The headings and captions used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

10.7.	Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. This Agreement may be executed and delivered by fax, scan, or in PDF or any other legible and printable electronic media or digital format of any nature or kind, each of which shall be an original for all purposes.

10.8.	Notices. Any notice or other communication hereunder shall be addressed to the party at the address as set forth on the signature page hereto and shall be in writing and shall be deemed to have been effectively made or given if personally delivered, mailed properly addressed in a sealed envelope, postage prepaid by certified or registered mail, delivered by a reputable overnight delivery service; or sent by electronic mail or other electronic communication with affirmative acknowledgment of receipt by the recipient (as to which automated response shall not be deemed to constitute acknowledgment).

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

COMPANY:

NextTrip, Inc.

By:	/s/ Bill Kerby
Name:	Bill Kerby
Title:	CEO

Address for Notices: _3900 Paseo del Sol, Santa Fe, New Mexico 87507____
Email:	bkerby@nexttrip.com_______________

Date:	February 26, 2025

CONSULTANT:

AOS Holdings, LLC

By:	/s/ Dennis Suggs
Name:	Denis Suggs.
Title:	Managing Member

Address for Notices:

Schedule 1

SERVICES

Consultant’s Responsibilities During the Term:

1.	Business Development a) The Consultant will provide services aimed at identifying and evaluating potential acquisition or partnership opportunities that can drive growth and enhance the Company’s market position. These services will include, but are not limited to: i. Market Research and Analysis: Conducting thorough market research to uncover emerging travel industry trends, potential acquisition targets, and strategic partnerships within the travel technology and services sector. ii. Strategic Partnership Identification and Engagement: Identifying potential strategic partners, initiating dialogue, and facilitating the first stages of communication between the Company and prospective collaborators. iii. Transaction Structuring and Negotiations: Providing insights into structuring deals, advising on negotiation strategies, and assisting with the initial phases of business discussions. iv. M&A Advisory: Assisting in mergers and acquisitions processes, including identifying targets, conducting preliminary screenings, and advising on initial negotiations. v. Networking and Opportunity Sourcing: Utilizing industry networks and relationships to identify new business opportunities for the Company.

2.	Strategic Consulting a) The Consultant will continue to provide high-level strategic guidance in line with previous services, with additional focus on the following areas: i. Growth and Market Expansion Strategies: Advising on business expansion strategies, including new market penetration, service diversification, and expanding the Company’s offerings within the travel technology landscape. ii. Partnership Development and Collaboration: Offering strategic counsel on developing and nurturing partnerships with other businesses in the travel and technology sectors to expand the Company’s reach and capabilities. iii. Investor Relations and Communication: Monitoring market trends and advising on best practices for investor relations, including creating compelling communications for potential investors and stakeholders. iv. Networking and Stakeholder Engagement: Assisting in building relationships with key players in the travel industry, technology partners, investors, and other stakeholders to support the Company’s strategic objectives.

3.	Directing leads for Groups Travel: Assisting in building relationships with key players in the Insurance, Medical, Travel industry, technology partners, investors, and other stakeholders to support the Company’s Groups Travel platform.

4.	Additional Clauses: i. Reporting and Communication: The Consultant shall provide regular updates, status reports, and progress summaries to the Chief Executive Officer or another designated representative, detailing findings related to business development, identified opportunities, and strategic recommendations for consideration. ii. Service Oversight and Compliance: The performance of all Services provided by the Consultant will be subject to prior approval by the Chief Executive Officer or an appointed designee responsible for overseeing and managing the Consultant’s work. The Consultant agrees to comply with all Company policies as established by the Board of Directors, particularly those related to legal and regulatory compliance, as well as the general operations of the Company. The Consultant will also adhere to any other lawful instructions or procedures issued by the Chief Executive Officer or their designated representative, provided these do not conflict with the terms and conditions outlined in this Agreement.